UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SOUTHERN COMMUNITY FINANCIAL CORPORATION

(Name of Registrant as Specified in Its Charter)

SOUTHERN COMMUNITY FINANCIAL CORPORATION

(Name of Person(s) Filing Proxy Statement)

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SOUTHERN COMMUNITY FINANCIAL CORPORATION

4605 Country Club Road
Winston-Salem, North Carolina 27104
Telephone: (336) 768-8500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Thursday, May 13, 2004

To the Shareholders:

     The Annual Meeting of the Shareholders of Southern Community Financial Corporation (the “Company”) will be held on:

•	Thursday, May 13, 2004

•	3:00 p.m. (local time)

•	Village Inn Golf & Conference Center
Exit 184, Interstate 40
Clemmons (Forsyth County), North Carolina

or at any adjournment thereof, for the following purposes:

•	To elect four directors to serve three-year terms, expiring at the Annual Meeting of Shareholders in 2007 or until their successors have been elected and qualified.

•	To elect three directors to serve one-year terms, expiring at the Annual Meeting of Shareholders in 2005 or until their successors have been elected and qualified.

•	To elect one director to serve a two-year term, expiring at the Annual Meeting of Shareholders in 2006 or until his successor has been elected and qualified.

•	To transact such other businesses as may properly come before the meeting or any adjournments thereof.

     Shareholders of record at the close of business on March 15, 2004, are entitled to notice of, and to vote, at the meeting and any adjournments thereof. The Company’s stock transfer books will not be closed.

     Please complete, date and sign the enclosed proxy and return it promptly in the enclosed pre-paid envelope. As many shares as possible should be represented at the meeting, so even if you expect to attend the meeting, please return the enclosed proxy. By doing so, you will not give up the right to vote at the meeting. If you return the proxy and then attend the meeting, you may notify the Secretary that you wish to vote in person, and the Company will disregard the proxy you return. (For more details, see the attached Proxy Statement.)

By order of the Board of Directors,

F. Scott Bauer Chairman of the Board and President

April 8, 2004

SOUTHERN COMMUNITY FINANCIAL CORPORATION
4605 Country Club Road
Winston-Salem, North Carolina 27104
Telephone: (336) 768-8500

________________

PROXY STATEMENT
________________

ANNUAL MEETING

          The Board of Directors (the “Board”) of Southern Community Financial Corporation (the “Company”) hereby solicits your appointment of proxy, in the form enclosed with this statement, for use at the Annual Meeting of Shareholders to be held:

•	Thursday, May 13, 2004

•	3:00 p.m. (local time)

•	Village Inn Golf & Conference Center
Exit 184, Interstate 40
Clemmons (Forsyth County), North Carolina

or at any adjournment thereof, for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders. The Board has fixed the close of business on March 15, 2004, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Included with these proxy materials is the 2003 Annual Report to Shareholders and Form 10K.

VOTING OF APPOINTMENTS OF PROXY

          Shares can be voted at the meeting only if the shareholder is represented by proxy or present in person. The persons named as proxies in the enclosed appointment of proxy, who are referred to herein as the Proxy Committee, are Karen B. Hilton and Robert L. Davis (the “Proxies”), whom the Board has designated as management Proxies. When appointments of proxy in the enclosed form are returned, properly executed and in time for the meeting, the shares represented thereby will be voted at the meeting in accordance with the directions indicated thereon. If no directions are given, the appointment of proxy will be voted FOR the eight nominees for director in Proposal 1 described below. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the Proxies will have the discretion to vote for a substitute nominee. On other matters that properly come before the meeting, the Proxies will be authorized to vote shares represented by appointments of proxy in accordance with their best judgement. These matters include: approval of the minutes of the 2003 annual meeting of the Company, matters incidental to the conduct of the Annual Meeting, and matters for which the Company received notice by February 20, 2004.

REVOCATION OF APPOINTMENT OF PROXY

          If you give an appointment of proxy in the accompanying form, you may revoke that appointment at any time before the actual voting. To revoke the proxy, notify the Secretary in writing, or execute another appointment of proxy bearing a later date and file it with the Secretary. The address for the Secretary is:

Kim Phillips, Secretary
Southern Community Financial Corporation
4605 Country Club Road
Winston-Salem, North Carolina 27104

          If you return the appointment of proxy, you may still attend the meeting and vote in person. When you arrive at the meeting, first notify the Secretary of your desire to vote in person. You will then be given a ballot to vote in person, and your appointment of proxy will be disregarded.

          If you attend the meeting in person, you may vote your shares without returning the enclosed appointment of proxy. However, if your plans change and you are not able to attend, your shares will not be voted. Even if you plan to attend the meeting, the best way to ensure that your shares will be voted is to return the enclosed appointment of proxy and, when you get to the meeting, notify the Secretary that you wish to vote in person.

EXPENSES OF SOLICITATION

          In addition to solicitation by mail, the Company’s directors, officers, and regular employees may solicit appointments of proxy in person or by telephone. The Company will bear the cost of solicitation. Brokerage houses, nominees, custodians, and fiduciaries are requested to forward these proxy-soliciting materials to the beneficial owners of the Company’s stock held of record by such persons, and the Company will reimburse their reasonable expenses in this regard. The Company anticipates mailing this Proxy Statement on or about April 8, 2004.

VOTING SECURITIES

          As of the record date for the Annual Meeting, there were 17,610,132 shares of the Company’s common stock, no par value per share (sometimes referred to herein as the “Shares”), issued and outstanding and entitled to vote at the Annual Meeting. The Company is currently authorized to issue 30,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of the record date for the Annual Meeting, there were approximately 7,400 holders of record of the Company’s common stock.

HOW YOUR VOTES WILL BE COUNTED

          Each Share is entitled to one vote for each matter submitted for a vote, and, in the election of directors, for each director to be elected. Proxies will be tabulated by one or more inspectors of election designated by the Board.

          Proposal 1 — Election of directors. In the election of directors under Proposal 1, the eight nominees receiving the highest number of votes will be elected. Shares not voted (including abstentions and broker non-votes) will have no effect. Shareholders are not authorized to cumulate their votes for directors.

QUORUM

          The Company’s Bylaws provide that the holders of a majority of the Company’s outstanding Shares, represented in person or by proxy, shall constitute a quorum at the Annual Meeting, and that if there is no quorum present at the opening of the Meeting, the Annual Meeting may be adjourned by the vote of a majority of the Shares voting on the motion to adjourn. Abstentions will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Broker non-votes will not be counted for purposes of determining whether a quorum is present at the Annual Meeting.

BENEFICIAL OWNERSHIP OF SECURITIES

          To the Company’s knowledge, as of January 31, 2004, no shareholder owned more than five percent of the common stock. The following table shows, as of January 31, 2004, the number of shares of common stock and trust preferred securities owned by each director and by all directors and principal officers of the Company as a group:

	Shares	Trust preferred	Percentage of
	currently	securities currently	common
Beneficial owner (position)	owned (1)	owned (2)	stock owned (3)
Don G. Angell (director)	240,427	-0-	1.5%
F. Scott Bauer (director, President & CEO)	242,172	200	1.5%
Zack W. Blackmon, Sr. (director)	395,608	-0-	2.4%
Charles R. Bokesch (director)	146,887	-0-	*
Edward T. Brown (director)	206,902	-0-	1.3%
James G. Chrysson (director)	110,984	-0-	*
Jeff T. Clark (Executive Vice President)	76,301	-0-	*
Richard M. Cobb (Executive Vice President)	166,326	2,500	1.0%
James O. Frye (director, Executive Vice President)	396,097	-0-	2.4%
Matthew G. Gallins (director)	119,397	-0-	*
H. Lee Merritt, Jr. (director)	11,189	-0-	*
Billy D. Prim (director)	210,461	60,000	1.3%
Durward A. Smith, Jr. (director)	226,122	10,000	1.4%
William G. Ward, Sr., M.D. (director)	86,834	4,000	#
Directors and principal officers as a group (14 persons)	2,635,707	76,700	15.6%

#	Owns less than one percent of the outstanding common stock.

(1)	This column includes the number of shares of common stock capable of being issued within 60 days of January 31, 2004, upon the exercise of stock options and the conversion of trust preferred securities held by the named individual. For each director listed above, the beneficial ownership includes (i) the following number of shares of common stock that are issuable upon exercise of options that are exercisable within 60 days of January 31, 2004: Mr. Angell – 8,997; Mr. Bauer – 187,925; Mr. Blackmon – 4,384; Mr. Brown – 4,384; Mr. Bokesch – 4,384; Mr. Chrysson – 33,487; Mr. Clark – 40,404; Mr. Cobb – 101,414; Mr. Frye – 8,768; Mr. Gallins – 49,588; Mr. Merritt – 4,384; Mr. Prim – 49,588; Mr. Smith – 23,569; Dr. Ward – 49,588; principal officers and directors as a group – 570,864; and (ii) the following number of shares of common stock that are issuable upon conversion of trust preferred securities convertible within 60 days of January 31, 2004: Mr. Bauer – 242; Mr. Cobb – 3,026; Mr. Prim – 72,642; Mr. Smith – 12,107; Dr. Ward – 4,842; principal officers and directors as a group – 92,859. To the Company’s knowledge, each person has sole voting and investment power over the securities shown as beneficially owned by such person, except for the following common stock which the individual indicates that he or she shares voting and/or investment power: Mr. Bauer – 1,102; Mr. Blackmon – 2,613; Mr. Brown – 179,471; Mr. Chrysson — 35; Mr. Clark – 998; Mr. Cobb – 331; Mr. Gallins – 23,672 Shares; Mr. Prim — 2,217; Dr. Ward – 17,198; directors and principal officers as a group – 227,637.

(2)	This column indicates the number of convertible trust preferred securities held by the named individual at January 31, 2004. Each trust preferred security is convertible into approximately 1.2107 shares of common stock.

(3)	The ownership percentage of each individual is calculated based on the total of 16,223,978 shares of common stock issued and outstanding at January 31, 2004, plus the number of shares that can be issued to that individual within 60 days of January 31, 2004 upon the exercise of stock options or conversion of trust preferred securities held by the individual. The ownership percentage of the group is based on the total shares outstanding plus the number of shares that can be issued to the entire group within 60 days of January 31, 2004 upon the exercise of all stock options and conversion of all trust preferred securities held by the group.

PROPOSAL 1: ELECTION OF DIRECTORS

          Board size and membership. Under the Company’s Charter and Bylaws, the number of directors shall be the number the Board determines from time to time prior to each Annual Meeting of Shareholders at which directors are to be elected. That number cannot be less than six nor more than fourteen. The Company’s Charter and Bylaws also provide that the Board shall be divided into three classes, each containing as nearly as equal a number of directors as possible, each elected to staggered three-year terms. During 2003, the Company entered into an agreement to acquire The Community Bank, Pilot Mountain, North Carolina, pursuant to which the Company agreed to appoint certain persons to the Company’s Board upon the effective date of the acquisition of The Community Bank. The acquisition was completed effective January 12, 2004, and James O. Frye, Zack W. Blackmon, Sr., Edward T. Brown, Charles R. Bokesch, and H. Lee Merritt, Jr. were appointed to the Board (“Community Bank Appointees”), and existing directors Richard A. Brenner, Jeff T. Clark, Richard M. Cobb, Annette Y. Scippio, and Anthony H. Watts resigned from the Company’s Board but remained on the board of directors of Southern Community Bank and Trust. The Board, by resolution, has set the number of director seats for the year 2004 at thirteen. Other than F. Scott Bauer, the Company’s President and Chief Executive Officer and James O. Frye, the Company’s Executive Vice President, all of the members of the Board satisfy the independence requirements as stated in the rules of The Nasdaq Stock Market, Inc.

          Directors to be elected at this Annual Meeting. At this Annual Meeting, eight directors will be elected to the Board. In order to maintain classes that are as equal as possible in number, four Class I directors will be elected to three-year terms, expiring at the Annual Meeting of Shareholders in 2007, three Class II directors will be elected to one-year terms, expiring at the Annual Meeting of Shareholders in 2005, and one Class III director will be elected to a two-year term, expiring at the Annual Meeting of Shareholders in 2006, or until their successors are elected and qualified.

          How votes will be counted. Unless you give instructions to the contrary, the Proxies will vote for the election of the nominees listed below by casting the number of votes for each nominee designated by the shareholder proxies. If, at or before the meeting time, any of these nominees should become unavailable for any reason, the Proxies have the discretion to vote for a substitute nominee. Management currently has no reason to anticipate that any of the nominees will become unavailable.

          Votes needed to elect. The eight nominees receiving the highest number of votes will be elected.

          Board nominations. The Board has nominated eight incumbent Board members for election. The nominees, other than the Community Bank Appointees, have served as directors since the incorporation of Southern Community Bank and Trust (the predecessor to the Company). The Community Bank Appointees, each of whom had served on The Community Bank board of directors for at least ten years, have served since January 12, 2004.

          Nominees. The following table shows the names of the nominees for election to the eight Board seats, their ages at December 31, 2003, and their principal occupations during the past five years.

Name and age	Principal occupation over last five years

Listed below are the four persons who are nominees for election as Class I directors for three-year terms expiring in 2007:

Zack W. Blackmon, Sr., 76	Retired Vice President, Pike Electric, Mount Airy, North Carolina.

Charles R. Bokesch, 57	Physician, Surry Medical Associates, P. A., Mount Airy, North Carolina.

Matthew G. Gallins, 47	President, Gallins Vending Company, Inc., Winston-Salem, North Carolina.

William G.
Ward, Sr., M.D., 50	Professor of Orthopaedic Surgery, Wake Forest Baptist Medical Center, Winston-Salem, North Carolina.

Listed below are the three persons who are nominees for election as Class II directors for one-year terms expiring in 2005:

Don G. Angell, 64	Chief Executive Officer, Angell Group (holding company); Chairman of the Board, Southeastern Hospitality (hotels); Chairman of the Board, Meadowbrook of North Carolina (health care); all of Clemmons, North Carolina.

James O. Frye, 64	President, Chief Executive Officer and Chairman, The Community Bank, Pilot Mountain, North Carolina.

H. Lee Merritt, Jr., 53	Attorney (solo practice), Mount Airy, North Carolina.

Listed below is the nominee for election as a Class III director for a two-year term expiring in 2006:

Edward T. Brown, 59	Self-employed farmer, Pinnacle, North Carolina.

The Board recommends that the shareholders vote for the election of each of the nominees for director listed above. The eight nominees receiving the highest number of votes will be elected.

MANAGEMENT OF THE COMPANY

Directors

          The following table shows the names, ages at December 31, 2003, and principal occupations during the past five years of the Company’s current Class II and Class III Directors. Each such person has served as a director since the incorporation of Southern Community Bank and Trust (the Company’s predecessor) on November 14, 1996.

Name and age	Principal occupation over last five years
Listed below is the Class II director for a three-year term expiring in 2005:

Billy D. Prim, 47	Chairman and Chief Executive Officer, Blue Rhino Corporation (propane gas cylinder exchange), Winston-Salem, North Carolina (listed on the Nasdaq National Market under the symbol “RINO”).

Listed below are the three persons who are Class III directors for three-year terms expiring in 2006:

F. Scott Bauer, 49	Chairman (since January 2002), President and Chief Executive Officer, Southern Community Financial Corporation since October 2001; Chairman (since January 2002), President (from incorporation until January 2002) and Chief Executive Officer (since incorporation), Southern Community Bank and Trust.

James G. Chrysson, 48	Vice President and Co-owner, C.B. Development Co., Inc. (real estate development and construction), Winston-Salem, North Carolina.

Durward A. Smith, Jr., 63	Chairman, DAC Products, Inc. (manufacturing), Rural Hall, North Carolina.

Director relationships

          Board relationships. No director or principal officer is related to another director or principal officer.

          Other directorships: Other than director Prim, no director is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Board Attendance and Fees

          The Board of the Company held fourteen meetings during 2003. All directors attended at least seventy-five percent of the meetings. During 2003, non-employee directors received $500 for each Board meeting attended and $300 for each committee meeting attended. During 2004, director fees are expected to be the same as in 2003.

Committees of the Board of Directors

          The Board has established the committees described below.

•          Executive Committee. The Executive Committee, between Board meetings and subject to such limitations as may be required by law or imposed by Board resolution, may exercise all of the Board’s authority. The Executive Committee held three meetings during 2003. During 2003, the members of the Executive Committee were directors Angell, Bauer (Chair), Clark, Cobb, Chrysson, Prim, Smith, and Ward.

•          Audit Committee. As outlined in the Audit Committee Charter, the Audit Committee is responsible for insuring that the Board receives objective information regarding Company policies, procedures, and activities with respect to auditing, accounting, internal accounting controls, financial reporting, and such other Company activities as the Board may direct. All of the members of the Audit Committee satisfy the audit committee independence requirements stated in the rules of The Nasdaq Stock Market, Inc. The Audit Committee held five meetings during 2003. Please refer to the audit committee report below. During 2003, the members of the Audit Committee were directors Brenner, Gallins, Neal (Chair), Scippio, and Smith. During 2003, Director Neal served as the audit committee financial expert due to her experience as the Chief Financial Officer for R.J. Reynolds Tobacco Holdings, Inc., Winston-Salem, North Carolina, which is listed on the New York Stock Exchange. Ms. Neal has chosen not to stand for reelection to the Board.

•          Nominating and Compensation Committee. The Nominating and Compensation Committee performs the dual roles of: (i) identifying individuals qualified to become Board members; and (ii) determining the compensation of the executive officers of the Company and providing oversight to the employee benefit plans for the Company. The Committee’s nominating functions include, among other things, identifying the names of persons to be considered for nomination and election by the Company’s shareholders and, as necessary, recommending to the Board the names of persons to be appointed to the Board to fill vacancies as they occur between annual shareholder meetings. In identifying prospects for the Board, the Committee will consider individuals recommended by shareholders. Names and resumes of nominees should be forwarded to the Corporate Secretary who will submit them to the Committee for consideration. See “Director Nominations” below. The Committee’s compensation functions include establishing the annual compensation, including salary, stock option plans, incentive compensation and other benefits, for senior management and providing oversight for the employee benefit plans for the other Company employees. The Committee held two meetings during 2003. Please refer to the compensation committee report below. During 2003, the members of the Committee were directors Angell, Chrysson, Prim (Chair), Smith, and Ward.

•          Other standing committees. The Board has approved an additional standing committee to which certain responsibilities have been delegated. This is the Asset/Liability Committee.

Director Nominations

          The charter for the Nominating and Compensation Committee is available on the Company’s corporate website located at http://www.smallenoughtocare.com. At such time as there is a need for nominations to the Board, the Company’s bylaws currently require that nominations for election to the Board shall be made by the Nominating Committee appointed by the Board. All members of the Board also serve on the board of directors of one of our subsidiary banks. The banking laws of the state of North Carolina require directors of a bank to own Shares having at least $1,000 in book value. The nomination of any person for election to the Board may also be made by a shareholder entitled to vote on such election if written notice of the nomination of such person is made in writing and delivered or mailed to one of the officers of the Company not less than seven days nor more than sixty days prior to any meeting of shareholders called for the election of directors. See “DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS — Nominations of directors” in this proxy statement for further details.

Shareholder Communications with Directors

          The Company encourages all shareholders who wish to communicate with any of the directors to do so electronically by sending an email to the following address: directors@smallenoughtocare.com or by sending such inquiries by mail to the Chairman of the Audit Committee. The Company will forward all communications to the named director or, if no particular director is named, to the appropriate committee of the Board for consideration. It is the policy of the Board that all directors attend shareholder meetings and take the opportunity to communicate with shareholders. Directors Angell, Bauer, Chrysson, Clark, Cobb, Gallins, Prim, Scippio, Smith, Ward, and Watts attended the 2003 Annual Meeting.

Code of Ethics

          The Company has adopted a Code of Ethics for Senior Officers to resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to all senior officers, including the Chief Executive Officer, the Chief Financial Officer, the Controller and any other employee with any responsibility for the preparation and filing of documents with the Securities and Exchange Commission. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The Code of Ethics is available on the Company’s corporate website located at http://www.smallenoughtocare.com. The Company may post amendments to or waivers of the provisions of the Code of Ethics, if any, made with respect to any of our executive officers on that website. Please note, however, that the information contained on the website is not incorporated by reference in, or considered to be a part of, this proxy statement.

Report of the Audit Committee

          In accordance with its written charter (the “Charter”), the Audit Committee assists the Board in fulfilling its responsibility for supervising the quality and integrity of the accounting, auditing and financial reporting practices of the Company. As required by the Charter, each Audit Committee member satisfies the independence and financial literacy requirements for serving on the audit committee, and at least one member has accounting or related financial management expertise, all as required by the rules of The Nasdaq Stock Market, Inc.

          In discharging its responsibility for the audit process, the Audit Committee obtained from the independent auditors a letter describing all relationships between the auditors and the Company that might bear on the auditors’ independence required by Independence Standards Board Standard No.1, “Independence Discussions with Audit Committees.” The Audit Committee also discussed with the auditors any relationships that might impact their objectivity and independence and satisfied itself as to the auditors’ independence.

          The Audit Committee discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget, and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks. The Chief Financial Officer and independent auditors were available to the Audit Committee to discuss the interim financial information contained in each quarterly Form 10Q report prior to the filing of each such report.

          The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements of the Company. The Audit Committee also discussed the results of the internal audit examinations.

          The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2003 with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

          Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

This report is submitted by the Audit Committee: Billy D. Prim (chair), Don G. Angell, Charles R. Bokesch, Edward T. Brown, Matthew G. Gallins, H. Lee Merritt, Jr., and Durward A. Smith, Jr.

Report on Executive Compensation

          The following report of the Nominating and Compensation Committee of the Board (the “Compensation Committee”) provides information with respect to the compensation paid to the Chief Executive Officer, F. Scott Bauer, and to the other executive officers of the Company. During 2003, the Company had no employees of its own. All employees were compensated by the Southern Community Bank and Trust (the “Bank”), the principal subsidiary of the Company in 2003. The purpose of the executive compensation program is to:

•	Attract and retain qualified management

•	Enhance short-term financial gain, and

•	Enhance-long term shareholder value.

               The Company’s executive compensation program is administered by the Compensation Committee. Each Compensation Committee member satisfies the independence requirements established by the listing requirements of The Nasdaq Stock Market, Inc. (the “Nasdaq Rules”) for serving on the Compensation Committee. The Compensation Committee annually reviews the accomplishments and evaluates the performance of the Company’s executive officers, including the Chief Executive Officer, F. Scott Bauer. The Compensation Committee discusses this review with the executive officers. The Compensation Committee then establishes the compensation for the executive officers, as required by the Nadsaq Rules. At the conclusion of this process, the Compensation Committee reports its results to the Board.

          The Company’s compensation program for executive officers consists of the following elements: annual salary; performance-based cash awards; periodic grants of options under the Company’s Incentive Stock Option Plans (the “ISO Plans”); annual matching contributions under the Bank’s 401(k) retirement plan (the “401(k) Plan”); a non-tax qualified retirement plan for executive officers, and Employment Agreements between the Bank and the executive officers. For 2003, the Compensation Committee recommended to the Board the salary levels for executive officers and the incentive compensation amounts for executive officers. The Compensation Committee grants stock options under the ISO Plan to the executive officers. The Board of the Bank determines matching contributions under the Bank’s 401(k) Plan.

          The Compensation Committee intends to keep compensation levels competitive with the Bank’s peer group. The Compensation Committee’s strategy is to maintain a structure within the executive compensation program that strengthens the link between executive compensation, the Company’s performance, individual performances of the executive officers, and shareholder interests. The 2003 compensation program was based upon the following principles:

•	Base salaries were targeted to a range of salaries paid to executive officers of peer group banks.

•	Annual incentive awards were dependent upon the Company’s performance against established target levels and its financial performance relative to its peer group.

•	Long-term compensation to executive officers based on return on equity through long term incentive cash awards given every three years.

•	Long-term compensation rewards linked to stock price appreciation by stock option awards under the ISO Plans.

          The following sections of this Report describe the compensation program for executive officers of the Company in effect in 2003:

          Base Salary. Base salaries for executive officers are reviewed and approved by the Board based upon recommendations by the Compensation Committee. The Compensation Committee recommends salaries based upon a review of the range of salaries earned by executive officers within the Company’s peer group, although there is no predetermined point within such range at which the Compensation Committee targets salaries. In determining base salaries, the Compensation Committee does not establish performance thresholds or other measures that directly relate base salaries to operating performance, although overall performance of the Company is a consideration.

          Incentive Compensation. Short-term and long-term incentive compensation awards for executive officers are recommended by the Compensation Committee and approved by the Board. The measurement objective for the long-term plan is based on the Company’s return on average equity and the measurement objective for the short-term plan is based on the Company’s annual net income goal.

          For performance for the one-year period ending December 31, 2003, no incentive compensation was awarded to the executive officers. In 2003, all employees who made a substantial contribution to the success of the Bank during the year ended December 31, 2003 were awarded cash incentive compensation.

          The Company concluded the second year of the three-year performance period that will end December 31, 2004. Any compensation earned under this three-year incentive plan will not be paid until the performance period ends.

          Stock Options. The Compensation Committee awards stock options to executive officers as a long-term incentive to align the executives’ interests with those of other shareholders and to encourage significant stock ownership. Under the ISO Plans, the Compensation Committee grants to selected key employees options to purchase the Shares at a price equal to the fair market value of the Shares on the date of grant. Eligible employees under the ISO Plans are those key employees who, in the judgment of the Compensation Committee, are in a position to materially affect the overall success of the Company and its subsidiaries by reason of the nature and extent of their duties. The option recipients, including Mr. Bauer, will receive value from these grants only to the extent that the price of the Shares exceeds the grant price under the ISO Plan. In October 2003, Mr. Bauer and the other executive officers of the Company, Jeff T. Clark and Richard M. Cobb, were awarded 30,000, 20,000 and 20,000 options, respectively, under the ISO Plans. The stock options granted under the ISO Plans become exercisable in twenty percent (20%) installments at December 31, 2003 and each of the four anniversaries following that date, provided the Bank meets budgeted net income goals (the same criteria used for determining the cash incentive awards described above under Incentive Compensation). The options for the year ended 2003 were forfeited.

          Supplement Executive Retirement Plan. The Bank has established a non-tax qualified retirement plan for certain executive and senior officers (“SERP”) to supplement the benefit such officers can receive under the Bank’s 401(k) plan. The SERP is designed to provide a retirement benefit to the officers at their normal retirement dates. The benefit is payable for life. In case of an officer’s termination of employment for any reason (other than for cause), the officer is 70% percent vested after five years from the date of employment, 85% percent vested after six years from the date of employment, and 100% percent vested after seven years from the date of employment. In the event of the officer’s termination of employment due to disability, the officer may request to receive an immediate disability benefit, in lieu of a retirement benefit, and such benefit will be payable, beginning within 30 day’s following the officer’s request. The Bank purchased life insurance policies on the lives of the participating officers in order to provide future funding of the benefit payments. In the event of the officer’s death, the officer’s beneficiary will receive a split dollar death benefit in the amount of 95% of the net at-risk life insurance portion of the death benefit. The SERP has eight participants, including the executive officers of the Company. The increase in the vested accrued benefit to be provided under the SERP to the executive officers of the Company during 2003 was approximately $103,635.

          Matching Contributions to 401(k) Plan. The 401(k) Plan is a voluntary defined contribution benefit plan under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), designed to provide additional incentive and retirement security for eligible employees of the Bank. All Bank employees over the age of 21 are eligible to participate in the 401(k) Plan. The executive officers of the Company participate in the 401(k) Plan on the same basis as all other eligible employees of the Bank. Under the 401(k) Plan, each eligible employee of the Bank may elect to contribute on a pre-tax basis to the 401(k) Plan, subject to certain limitations that may lower the maximum contributions of more highly compensated participants. The Bank matches 100% of an employee’s contributions to the 401(k) Plan up to a maximum limit of 6% of the employee’s compensation. The Board believes that tying the financial interests of the employees to those of the shareholders will result in enhanced shareholder value. Therefore, the Bank match is invested in Shares purchased on the open market and employees may elect to have their 401(k) Plan funds used to purchase additional Shares on the open market.

          2003 Compensation to the Chief Executive Officer. In determining Mr. Bauer’s base salary for 2003, the Compensation Committee reviewed his accomplishments, examined salary information for the Bank’s peer group, and evaluated the overall performance of the Company in comparison with its peer group. Mr. Bauer’s 2003 salary was at the high midpoint of the range of salaries paid to the chief executive officers of the Company’s peer group. The Compensation Committee believes that Mr. Bauer’s 2003 base salary was modest in relation to the Bank’s corporate and financial performance.

          In determining Mr. Bauer’s annual incentive compensation award, the Compensation Committee applied the evaluation procedure discussed above. There was no amount awarded to Mr. Bauer for performance during the one-year period ending December 31, 2003. Any incentive compensation earned by Mr. Bauer for performance under the three-year incentive plan will not be paid until the performance period ends.

This report is submitted by the Compensation Committee: Don G. Angell, James G. Chrysson, Billy D. Prim (chair), Durward A. Smith, Jr., and Dr. William G. Ward, Sr.

Principal Executive Officers

          F. Scott Bauer, age 49, is Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Bauer became President and Chief Executive Officer of Southern Community Bank and Trust when the Bank was incorporated and served in that position until December 31, 2001. Prior to his service with the Bank, Mr. Bauer served as City Executive for Southern National Bank in Winston-Salem, North Carolina, the largest city in the Southern National Bank system, from 1994 until Southern National Bank merged with Branch Banking and Trust Company (“BB&T”) in May 1995, whereupon he continued as City Executive until he resigned to form the Bank in November 1995.

          Jeff T. Clark, age 40, is Executive Vice President of the Company. Mr. Clark joined the Bank in August 1996 prior to its incorporation and, before becoming President of the Bank on December 31, 2001, served as Executive Vice President and was responsible for commercial and retail banking for the Bank. His most recent banking experience was as a senior commercial loan officer for Southern National Bank in Winston-Salem, North Carolina.

          Richard M. Cobb, age 51, is Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company. He has served as Executive Vice President and Chief Financial Officer of the Bank since it was incorporated. He is a Certified Public Accountant. Mr. Cobb served as Senior Vice President and Chief Financial Officer of Triad Bank, Greensboro, North Carolina from 1992 until joining the Bank in May 1996 while the Bank was being organized. Prior to joining Triad Bank, he was a commercial loan officer with BB&T.

Executive Compensation

          Cash compensation. The Company has no employees of its own and all employees were compensated by Southern Community Bank and Trust. The cash and cash equivalent compensation paid by the Bank during the fiscal years ended December 31, 2001, 2002 and 2003 to each executive officer who earned in excess of $100,000 is as follows:

	Annual				Long Term
	Compensation				Compensation
				Other
				Annual	Options/	LTIP	All Other
Name		Salary	Bonus	Comp.	SARS	Payout	Comp.
and Position	Year	($)	($)(1)	($)(2)	(#)	($)(3)	($)(4)
F. Scott Bauer	2003	240,000	-0-	3,826	30,000 (5)	-0-	54,254
Chairman of the Board,	2002	199,000	60,000	3,827	-0-	39,000	48,721
President and CEO	2001	156,000	-0-	-0-	-0-	-0-	23,137

	Annual				Long Term
	Compensation				Compensation
				Other
				Annual	Options/	LTIP	All Other
Name		Salary	Bonus	Comp.	SARS	Payout	Comp.
and Position	Year	($)	($)(1)	($)(2)	(#)	($)(3)	($)(4)
Jeff T. Clark	2003	160,000	-0-	2,653	20,000 (5)	-0-	27,433
Exec. Vice President	2002	138,000	30,000	2,654	15,750	18,000	20,615
	2001	120,000	-0-	-0-	-0-	-0-	11,484

Richard M. Cobb	2003	160,000	-0-	2,653	20,000 (5)	-0-	57,763
Exec. Vice President/	2002	138,000	30,000	2,654	15,750	18,000	39,419
Chief Financial Officer/	2001	120,000	-0-	-0-	-0-	-0-	17,465
Chief Operating Officer

(1) These amounts were earned for the period shown but not paid until the following compensation year.

(2) The value of non-cash compensation paid to the named executive officers during the fiscal years disclosed did not exceed 10% of cash compensation. Amounts shown are payments for unused personal and sick leave.

(3) The amounts shown were awarded under the Bank’s long-term incentive plan for performance during years 1999-2001.

(4) Consists of the Bank’s contribution on behalf of the named executive officers under the Bank’s salary deferral plan under Section 401(k) of the Internal Revenue Code and the increase in the vested accrued benefit to be provided to the named executive officers under the SERP, which was established on May 3, 2001.

(5) The vesting of these options is subject to attainment of certain corporate goals, which were not met for the year ended December 31, 2003.

          Option grants in 2003. The following table contains information with respect to stock options to purchase shares of the common stock of the Company granted to the named executive officers during 2003.

Option/SAR Grants in Last Fiscal Year – Individual Grants

	Number of	Percent of
	securities	total
	underlying	Options/SARS
	Options/	granted to	Exercise or		Grant date
	SARS	employees	base price	Expiration	present
Name	Granted (#)	in 2003 (%)	($/Share)	Date	value ($)(1)
F. Scott Bauer	30,000	21.4	10.04	October 23, 2013	$146,100
Jeff T. Clark	20,000	14.3	10.04	October 23, 2013	$97,400
Richard M. Cobb	20,000	14.3	10.04	October 23, 2013	$97,400

(1) Value was determined by using the Black-Scholes option pricing model. The assumptions used in the model were: a volatility of 39.35%, a risk-free rate of return of 3.0%, no dividend yield, and seven years to the date of exercise.

          Total stock options held by the named executive officers. The following table contains information with respect to stock options to purchase Shares held by the named executive officers during 2003.

Aggregated Option Exercises in 2003 and December 31, 2003, Option Values

			Number of Unexercised		Value ($) of Unexercised
	Shares		Options		In-the-Money Options
	Acquired on	Value	at December 31, 2003		at December 31, 2003(1)
Name	Exercise(#)	Realized($)	Exercisable/Unexercisable		Exercisable/Unexercisable
F. Scott Bauer	-0-	-0-	187,925	24,000	1,343,794	22,080
Jeff T. Clark	23,000	146,897	40,404	25,450	258,071	25,450
Richard M. Cobb	-0-	-0-	101,414	25,450	713,286	25,450

(1)	Value represents the difference between the fair market value and the exercise price for the unexercised options at December 31, 2003.

Employment Agreements

          Terms of the agreements. The Bank is a party to employment contracts with F. Scott Bauer, Chairman of the Board, President and Chief Executive Officer of the Company, Jeff T. Clark, Executive Vice President of the Company and Richard M. Cobb, Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company (the “Agreements”). The terms under the Agreements are three years. On each anniversary of the effective date of the Agreements, the terms are automatically extended for an additional one year period beyond the then effective expiration date unless written notice from the Bank or the officer is received 90 days prior to the anniversary date advising the other that the Agreement shall not be further extended. No such notice has been given by any such party. In addition, each officer has the option to terminate his respective contract upon sixty days’ written notice to the Bank.

          Under the Agreements, each officer receives an annual cash salary, with annual adjustments and discretionary bonuses as determined by the Board. Mr. Bauer’s, Mr. Clark’s and Mr. Cobb’s compensation pursuant to the Agreements for 2004 has been established by the Board at $264,000, $176,000 and $176,000, respectively. The cash compensation paid to each officer pursuant to the Agreements in 2001, 2002 and 2003 is set forth in the section above entitled “Executive Cash Compensation.” Under his Agreement, Mr. Bauer has the use of an automobile pursuant to the policies of the Bank and is entitled to term insurance providing a death benefit of up to $500,000, provided the cost to the Bank of such insurance does not exceed $1,000 per year. Under the Agreements, each officer is entitled to all fringe benefits that are generally provided by the Bank for its employees.

          Change of control provisions. The Agreements provide for certain payments to each officer upon any change of “control” of the Bank. “Control” is defined, under the Agreements, to mean any of the following events:

     (i) After the effective date of each Agreement, any “person” (as such term is defined in Section 7(j)(8)(A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing twenty-five percent (25%) or more of any class of voting securities of the Bank, or acquires control of, in any manner, the election of a majority of the directors of the Bank; or

     (ii) The Bank consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where the Bank is not the surviving corporation in such transaction; or

     (iii) All or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity, or group.

          Upon any such change in control, each officer has the right to terminate his employment if he determines, in his sole discretion, that within 24 months after such change in control, he has not been assigned duties, responsibilities and status commensurate with his duties prior to such change of control, his salary has been reduced below the amount he would have received under his Agreement, his benefits have been reduced or eliminated, or he has been transferred to a location which is an unreasonable distance from his then current principal work location.

          Upon his termination of employment following a change in control, whether voluntary or involuntary, the Bank has agreed to pay each officer an amount equal to 2.99 times his “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code. This compensation is payable, at the officer’s option, either by lump sum or in 36 equal monthly installments. The Bank has the right, under the Agreements, to reduce any such payments as necessary under the Internal Revenue Code to avoid the imposition of excise taxes on the officer or the disallowance of a deduction to the Bank.

Company Transactions with Directors and Officers

          In 2003, the Company’s principal subsidiary, Southern Community Bank and Trust, has had, and expects to have in the future, transactions in the ordinary course of the Bank’s business with directors, principal officers and their associates. All transactions with directors, principal officers and their associates were made in the ordinary course of the Bank’s business, on substantially the same terms, including (in the case of loans) interest rates, collateral, and repayment terms, as those prevailing at the same time for other comparable transactions, and have not involved more than normal risks of collectibility or presented other unfavorable features.

Reports of Changes in Beneficial Ownership

          Directors and principal officers of the Company are required by federal law to file reports with the Securities and Exchange Commission regarding the amount of and changes in their beneficial ownership of the Shares. To the Company’s knowledge, all such required reports were timely filed, except that director Angell filed two transactions late and the grant of stock options to the executive officers was reported late.

PERFORMANCE GRAPH

     The graph on the following page provides an indicator of the cumulative total shareholder returns for the Company as compared with the Nasdaq Total US Index, S&P 500 Stock Index and SNL Securities’ Southeast Bank Index.

Southern Community Financial Corp.

	Period Ending

Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

Southern Community Financial Corp.	100.00	85.56	74.12	71.65	68.38	113.73
S&P 500*	100.00	121.11	110.34	97.32	75.75	97.51
NASDAQ – Total US	100.00	185.95	113.19	89.65	61.67	92.90
SNL Southeast Bank Index	100.00	78.69	79.01	98.44	108.74	136.55

* Source:  CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2004. Used with permission. All rights reserved. crsp.com.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Company’s independent certified public accountant for the year ended December 31, 2003 was Dixon Hughes PLLC (“Dixon Hughes”), which the Audit Committee has selected to be the independent certified public accountant for the year ending December 31, 2004. Representatives of Dixon Hughes will be present at the Annual Meeting with the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

     Audit fees. Audit fees include fees billed to the Company by Dixon Hughes in connection with the annual audit of the Company’s financial statements, review of the Company’s interim financial statements, issuance of consents, FDICIA attest services, the preparation of comfort letters, and review of registration statements. The aggregate fees billed or expected to be billed to the Company by Dixon Hughes for audit services rendered to the Company for the fiscal years ended December 31, 2002 and 2003 are $91,300 and $173,400, respectively. The fees for the year ended December 31, 2003 include $57,000 related to the acquisition of The Community Bank and the public offering of trust preferred securities.

     Audit-Related fees. Audit-related services consist of an employee benefit plan audit and accounting consultations. The aggregate fees billed to the Company by Dixon Hughes for audit-related services during the fiscal years ended December 31, 2002 and 2003 were $6,000 and $16,800, respectively.

     Tax fees. Tax fees include corporate tax compliance, as well as counsel and advisory services. The aggregate fees billed to the Company by Dixon Hughes for tax related services during the fiscal years ended December 31, 2002 and 2003 were $10,100 and $7,600, respectively.

     All other fees. There were no additional fees billed to the Company by Dixon Hughes during the fiscal year ended December 31, 2002. Dixon Hughes billed the Company $17,200 during the fiscal year ended December 31, 2003 relating to an interest rate risk assessment.

     In accordance with its Audit Committee Charter, the Company’s Audit Committee must approve in advance any audit and permissible non-audit services provided by the Company’s independent auditors and the fees charged. The Audit Committee Charter also permits the Audit Committee to delegate to one or more designated members of the Committee the authority to grant pre-approvals of permissible non-audit services. The Audit Committee has delegated this authority to its Chair and Vice-Chair.

ANNUAL REPORT

     In accordance with the regulations of the Securities and Exchange Commission (“SEC”), the Company’s 2003 Annual Report on Form 10-K for the year ended December 31, 2003, including the financial statements and schedules, accompanies this Proxy Statement. No part of the 2003 Annual Report shall be regarded as proxy-soliciting materials or as a communication by means of which any solicitation is being or is to be made.

     The Company will furnish any exhibit to the Form 10-K upon payment of the cost of copying the exhibit, upon written request to:

Richard M. Cobb, Executive Vice President
Southern Community Financial Corporation
4605 Country Club Road
Winston-Salem, North Carolina 27104

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

          How to submit proposals for possible inclusion in the 2005 proxy materials: For shareholder proposals to be considered for inclusion in the proxy materials for the Company’s 2005 annual meeting, any such proposals must be received at the Company’s principal office (currently 4605 Country Club Road, Winston-Salem, North Carolina 27104) not later than December 9, 2004. In order for a proposal to be included in the Company’s proxy material for the 2005 Annual Meeting, the person submitting the proposal must own, beneficially or of record, the lesser of 1% or $2,000 in market value of the Shares entitled to be voted on that proposal at the 2005 Annual Meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the 2005 Annual Meeting. Also, the proposal must comply with certain other eligibility and procedural requirements established under the Securities and Exchange Act or related SEC regulations. The Board will review any shareholder proposal received by that date to determine whether it meets these criteria. Please submit any proposal by certified mail, return receipt requested.

          Shareholder proposals after December 9, 2004: Proposals submitted after December 9, 2004 will not be included in the proxy materials for the 2005 annual meeting. Any such proposals received by February 22, 2005, may be considered at the 2005 annual meeting as other business. Management proxies shall have discretionary authority to vote on those proposals at the 2005 annual meeting. If notice of the proposal is not received by February 22, 2005, such notice will be considered untimely.

          Nominations of directors: The nomination of any person for election to the Board may be made by a shareholder entitled to vote on such election if written notice of the nomination of such person shall have been delivered to the Company’s Secretary at the principal office of the Company not less than seven days nor more than 60 days prior to the date of the meeting at which the directors are elected. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination, the beneficial owner, if any, on whose behalf the nomination is made, and of the person or persons to be nominated; (b) the class and number of shares of stock of the Company which are owned beneficially and of record by such shareholder and such beneficial owner, and a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) all other information regarding each nominee proposed by such shareholder as would be required to be included in the proxy statement for the meeting if the nominee had been nominated by the Board; and (e) the written consent of each nominee to serve as director of the Company if so elected. Recommendations and nominations not made in accordance herewith may, in his discretion, be disregarded by the Chairman of the shareholders’ meeting, and upon his instruction, the voting inspectors may disregard all votes cast for each such nominee.

OTHER MATTERS

          Management knows of no other matters that will be brought before this meeting, but if any such matter is properly presented at the meeting or any adjournment thereof, the persons named in the enclosed form of appointment of proxy will vote in accordance with their best judgement.

By order of the Board of Directors.

F. Scott Bauer Chairman of the Board and President

Revocable Proxy

Southern Community Financial Corporation
4605 Country Club Road, Winston-Salem, NC 27104

Appointment of Proxy solicited on behalf of the Board of Directors of
Southern Community Financial Corporation
for the Annual Meeting to be held May 13, 2004

     HOW TO COMPLETE THIS APPOINTMENT. The shares represented by this Appointment of Proxy will be voted as you direct below.

•	If you wish to vote in accordance with the recommendations of the Board of Directors, you need only sign below without marking any boxes.

•	If you wish to vote in another way, mark the appropriate box or cross out the name of any nominee for whom you do not wish to vote.

•	If you do not mark any boxes, the Proxies will vote the shares represented by this Appointment according to the recommendation of the Board of Directors, that is, FOR the eight director nominees listed below. Should other matters properly come before the meeting, they will vote the shares in accordance with their best judgment.

     To ensure that a quorum is present at the Annual Meeting. Because business can be transacted at the meeting only if a quorum is present, it is important that you sign and return this Appointment of Proxy even if you plan to attend the meeting. Then, if you wish to vote differently, revoke this Appointment of Proxy when you arrive.

     How to revoke this Appointment of Proxy. You may revoke this Appointment of Proxy any time before it is exercised by the Proxies. To do so, you may either (1) file another Appointment of Proxy dated at a later time with the Company Secretary; or (2) attend the meeting and tell the Secretary that you wish to vote in person.

     How to sign and return this Appointment of Proxy. Whether or not you plan to attend the Annual Meeting, please sign below exactly as your name appears on the stock certificate and fill in the date. If there are joint owners, each must sign personally. Trustees and others signing in a representative capacity should indicate below the capacity in which they sign. Then return this Appointment of Proxy in the enclosed envelope. No postage is necessary if you mail it in the United States.

     Board recommendation. The Board of Directors recommends a vote FOR the election of the director nominees listed below.

     APPOINTMENT OF PROXY: The undersigned shareholder of Southern Community Financial Corporation, a North Carolina corporation (the “Company”), hereby appoints Karen B. Hilton and Robert L. Davis, or either of them (the “Proxies”), as proxies with full power of substitution to act and vote for and on behalf of the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 13, 2004, at 3:00 p.m., at the Village Inn Golf & Conference Center, Exit 184, Interstate 40, Clemmons (Forsyth County), North Carolina, or at any adjournment thereof, as fully as the undersigned would be entitled to act and vote if personally present, in the election of directors, upon the proposals set forth below and described in the Proxy Statement and in their discretion with respect to such other matters that may properly be brought before the meeting or any adjournment thereof. If only one such Proxy be present and acting as such at the meeting, or any adjournment thereof, then that one shall have and may exercise all the powers hereby conferred.

     The undersigned hereby revokes all appointments of proxy previously given to vote at said meeting or any adjournments thereof.

— Please complete and sign on the other side —

– Continued from the other side –

1. ELECTION OF DIRECTORS.

Election of four Class I directors to serve three-year terms expiring at the Annual Meeting in 2007:

Zack W. Blackmon, Sr.	Charles R. Bokesch	Matthew G. Gallins

William G. Ward, Sr., M.D

Election of three Class II directors to serve one-year terms expiring at the Annual Meeting in 2005:

Don G. Angell	James O. Frye	H. Lee Merritt, Jr.

Election of one Class III director to serve a two-year term expiring at the Annual Meeting in 2006:

Edward T. Brown

Instructions: Check the appropriate box. To vote for some nominees but not others, cross out the name(s) of those for whom you do NOT wish to vote.

☐	FOR the nominees listed above (except as crossed out).

☐	WITHHOLD authority to vote for the nominees listed above.

2. OTHER BUSINESS:

The Proxies may vote in their discretion at the meeting or any adjournment thereof on any proper business.

Signature of Shareholder

Signature of Shareholder

Date: , 2004